                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Jefferson-Pilot Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

Jefferson-Pilot Logo

                          JEFFERSON-PILOT CORPORATION
                            100 North Greene Street
                        Greensboro, North Carolina 27401

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                           MEETING DATE: MAY 1, 2000

Dear Shareholder:

You are cordially invited to attend our 2000 Annual Meeting of Shareholders. We will meet in Jefferson Pilot's offices in Greensboro on Monday, May 1, 2000, at 10:00 A.M.

The matters we will be acting on at the meeting are described in the attached Notice of Meeting and Proxy Statement.

Jefferson Pilot's activities and performance during 1999 are reviewed in the enclosed Summary Annual Report and Financial Supplement.

Your vote is important. I urge you to vote your shares by proxy, even if you plan to attend the meeting. This will ensure that your shares are voted. Please fill out, sign and return your proxy card promptly.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

/s/ David A. Stonecipher

David A. Stonecipher
Chairman, President and CEO

March 28, 2000

Jefferson-Pilot Logo

                          JEFFERSON-PILOT CORPORATION

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

DATE:   MONDAY, MAY 1, 2000
TIME:   10:00 A.M.
PLACE:  FOURTH FLOOR, JEFFERSON-PILOT BUILDING
        100 NORTH GREENE STREET
        GREENSBORO, NORTH CAROLINA

At our Annual Meeting of Shareholders we will ask you to:

     (1) elect four persons as Class II directors, each for a term of three years; and

     (2) transact any other business properly brought before the meeting or any adjournment of the meeting.

If you were a shareholder of record at the close of business on March 6, 2000, you may vote at our Annual Meeting or any adjournment of the meeting.

Please promptly complete, date, sign and return the enclosed proxy card. You may revoke your proxy at any time before it is voted at the meeting.

On behalf of the Board of Directors,

/s/ Robert A. Reed

Vice President and Secretary                                      March 28, 2000

--------------------------------------------------------------------------------

CONTENTS
Proxy Solicitation and Voting Information...................    3
Proposal I -- Election of Directors.........................    4
Stock Ownership.............................................    7
Executive Compensation......................................    8
Other Information...........................................   15

PROXY STATEMENT

PROXY SOLICITATION AND VOTING INFORMATION

WHO IS ENTITLED TO VOTE?

Shareholders of record at the close of business on March 6, 2000, the Record Date, may vote at the meeting. Each share of common stock is entitled to one vote on each voting matter.

WHAT CONSTITUTES A QUORUM AT THE MEETING?

A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum for transacting business. On the Record Date, outstanding shares were 103,104,409.

HOW DO I VOTE?

The enclosed proxy is solicited by our Board of Directors. To vote, please complete, sign and date each proxy card you receive and return it in the prepaid envelope. Proxies will be voted if properly signed, received prior to the close of voting at the meeting and not revoked. Where you specify a choice with respect to any matter, your shares will be voted as you specify. Unless you otherwise specify on the proxy, properly executed proxies which are returned in a timely manner will be voted for all nominees for director and in accordance with the best judgment of the proxy holders, in the interest of the Corporation, on any other matters properly brought before the meeting.

WHAT SHARES ARE INCLUDED IN THE PROXY CARD?

Proxies represent shares held of record. They also represent full and fractional shares held under our Dividend Reinvestment Plan, under our 401(k)/TeamShare Plan for employees and career agents, under our Agents' Retirement Plan and under Guarantee Life Insurance Company's Thrift Savings Plan and Trust, where the registrations are the same. If you do not give voting instructions for your benefit plan shares, your Plan shares will be voted in the same proportion as shares for which other participants in that Plan give instructions.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

Yes. If you are a registered shareholder (that is, you hold stock certificates registered with our transfer agent in your own name or with others) you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

If your shares are held in "street name," please check your proxy voting form or contact your broker or other nominee to ask if you can vote by telephone or electronically. Brokers and other nominees can vote electronically through their depositaries.

HOW CAN I REVOKE MY PROXY?

After you return a proxy you may revoke it at any time before its use. To revoke it, you may (1) deliver a written notice of revocation to our corporate secretary, (2) submit a properly executed, subsequently-dated proxy or (3) vote in person at the meeting.

WHO WILL COUNT THE VOTE?

Representatives of Georgeson Shareholder Communications Inc. will count the vote, and Georgeson will serve as Inspector of Election.

WHAT VOTE IS REQUIRED TO APPROVE EACH MATTER?

The nominees receiving the highest number of votes will be elected directors. Approval of any other proposal requires a majority of the votes cast by shareholders on the proposal. Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions, broker non-votes or failure to vote are disregarded in tabulating voting results. Shareholders may not cumulate their votes.

WILL ANY SHAREHOLDER PROPOSALS BE PRESENTED AT THE MEETING?

No. Our By-Laws require advance written notice to our corporate secretary at least 90 days before the meeting, of any resolution to be presented at the meeting. He has not received any such notice.

WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

This indicates that your shares are registered differently and are in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted. To provide better shareholder services in the future, we encourage you to have all accounts registered in the same name and address. You may do this by contacting our stock transfer agent, First Union, at 1-800-829-8432, or by fax to 1-704-590-7618.

WHAT ABOUT THE 1998 STOCK SPLIT?

All data in this Proxy Statement relating to our common stock and stock options have been adjusted where necessary to reflect the three-for-two split of the common stock in April 1998.

PROPOSAL I -- ELECTION OF DIRECTORS

Our Board now has ten serving directors, divided into three classes whose terms end in successive years. The terms of the four Class II directors expire at the 2000 annual meeting.

The four members of Class II have been nominated to serve for a new three year term that will end in 2003. There will continue to be one vacancy on the Board after the meeting. The Board intends to leave this vacancy open until it identifies an appropriate individual who would be willing to serve as a director.

If any nominee is unable or unwilling to serve as a director for any reason, which is not anticipated, proxies will be voted for the election of any substitute nominee designated by our Board of Directors or its Executive Committee. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

The table below presents certain information about these nominees and the other directors whose terms of office will continue after the meeting.

                 NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING 2003 -- CLASS II
EDWIN B. BORDEN                        President and Chief Executive Officer, The Borden
age 64                                 Manufacturing Co. (textile management company), Goldsboro,
Director since 1991                    NC
WILLIAM H. CUNNINGHAM                  Chancellor, The University of Texas System, Austin, TX since
age 56                                 September 1992; previously President, the University of
Director since 1986                    Texas at Austin
E. S. MELVIN                           President and Chief Executive Officer, The Joseph M. Bryan
age 66                                 Foundation of Greater Greensboro, Inc. (private charitable
Director since 1986                    foundation) since January 1997; Senior Vice President,
                                       Central Carolina Bank & Trust Company to December 1996
DONALD S. RUSSELL, JR.                 Attorney in sole practice in Columbia, SC
age 60
Director since 1977

                   CONTINUING DIRECTORS FOR THE TERM EXPIRING 2001 -- CLASS III
ROBERT G. GREER                        Consultant in the formation of, and then Chairman since
age 65                                 September 1996 of the Bank of Tanglewood, N.A., Houston,
Director since 1975                    Texas; Vice Chairman and Advisory Director, Northern Trust
                                       Bank of Texas from August 1995 to May 1996; previously
                                       Chairman of the Board of Tanglewood Bank
GEORGE W. HENDERSON, III               Chairman and Chief Executive Officer, Burlington Industries
age 51                                 Inc. (manufacturer of textile products), Greensboro, NC
Director since 1995                    since January 1, 1995; President and Chief Operating Officer from April 1993; also a director since 1990
PATRICK S. PITTARD                     President and Chief Executive Officer of Heidrick &
age 54                                 Struggles (executive search firm), Atlanta, GA since January
Director since 1998                    1997; previously its Managing Partner, North America

                    CONTINUING DIRECTORS FOR THE TERM EXPIRING 2002 -- CLASS I
KENNETH C. MLEKUSH                     Executive Vice President of the Corporation since May 5,
age 61                                 1997, previously Senior Vice President from January 1, 1993;
Director since 1998                    President of Jefferson-Pilot Life Insurance Company since
                                       February 9, 1998, previously Executive Vice
                                       President -- Individual Operations
WILLIAM PORTER PAYNE                   Vice Chairman, PTEK Holdings, Inc. (web-based intelligent
age 52                                 communications manager), Atlanta, Georgia since January 1,
Director since 1993                    1999, and previously Chairman of its subsidiary
                                       Orchestrate.Com from July 1998; Vice Chairman of NationsBank
                                       Corporation from February 1997 to June 1998; previously
                                       President and Chief Executive Officer, Atlanta Committee for
                                       the Olympic Games
DAVID A. STONECIPHER                   Chairman of the Board of the Corporation since May 1998;
age 58                                 also President and CEO since March 1993
Director since 1993

---------------

(1) In addition to the directorships shown in the table, Mr. Borden is a director of Carolina Power & Light Company, Mount Olive Pickle Company, Ruddick Corporation and Winston Hotels, Inc.; Mr. Cunningham is a director of Billing Concepts Corp., Chase Bank of Texas (Advisory Director), thirty-two funds in the John Hancock family of mutual funds, Golfsmith International, Inc. and Metamor Worldwide Inc. Mr. Henderson is a director of Wachovia Corporation; Mr. Melvin is a director of Central Carolina Bank; Mr. Payne is a director of ACSYS, Inc., Anheuser Busch, Inc., Cousins Properties, Inc. and Healtheon/WebMD; and Mr. Russell is a director of Piedmont Natural Gas Company.

WHAT ABOUT ATTENDANCE AND BOARD COMMITTEES?

Attendance by directors at 1999 meetings of the Board and of committees on which they served averaged 93%. All directors attended at least 75% of the meetings of the Board and of committees on which they served, except for Mr. Greer due to health reasons in the first half of 1999.

The Statement of Principles of Jefferson-Pilot Corporation with Respect to Certain Corporate Governance Matters was adopted by the Board and ratified overwhelmingly by shareholders in 1993. Under these Principles, the Audit, Compensation and Conflict of Interests Committees may not include any inside director -- no current or recent executive officer or any relative, or any other director who is an executive officer of another public corporation on whose board one of our executive officers and directors serves. Each of these Committees is authorized to engage independent advisers with an appropriate budget available for this purpose. The Nominating Committee may not include more than one inside director.

Executive Committee -- met twice in 1999. The members are Directors Cunningham (Chairman), Borden, Greer, Henderson and Stonecipher. This Committee may exercise all of the powers and authority of the Board, except for the power to issue stock or declare dividends and certain other powers specifically reserved by

North Carolina law to the Board. The Committee now generally meets only when action is required between regularly scheduled Board meetings.

Audit Committee -- met three times in 1999. The members are Directors Russell (Chairman), Henderson and Melvin. This Committee recommends the independent accountants to be appointed by the Board; approves the scope of the accountants' examination and other services; reviews the financial statements, including auditors' opinions and management letters, and reports to the Board the Committee's recommendation; reviews financial and/or fiscal policies and policy decisions; determines the duties and responsibilities of the chief internal auditor, and approves his budget and the scope of his work; reviewed progress on the Year 2000 issue; and, through review of the results of internal and external audits, monitors internal programs to ensure compliance with laws, regulations and our responsibilities for financial reporting to the public.

Compensation Committee -- met three times in 1999. The members are Directors Melvin (Chairman), Cunningham and Pittard. This Committee approves salaries paid to senior executive officers; reviews our tax qualified employee benefit plans; reviews all recommendations for changes in any plan which must be approved by the Board; and determines awards for senior executive officers under incentive plans including stock plans.

Nominating Committee -- met twice in 1999. The members are Directors Greer (Chairman), Cunningham, Henderson, Payne and Pittard. This Committee recommends to the Board nominees for election as directors and the composition of all Committees of the Board other than the Executive and Nominating Committees. In selecting director nominees, the Committee will consider nominees recommended in writing by shareholders. The Committee will not be able to consider shareholder recommendations received less than 120 days before shareholders meet to elect directors.

Conflict of Interests Committee -- met once in 1999. The members are Directors Borden (Chairman), Payne and Russell. This Committee recommends policies or procedures designed to avoid conflicts of interest involving our directors and officers. It also is responsible for investigating any complaints or activities involving actual or potential conflict, and recommending to the Board appropriate action relating to any conflict. This Committee also annually reviews all significant relationships, direct or indirect, that directors have with Jefferson-Pilot, based on surveys that all directors complete. Based on this review and in accordance with our Statement of Principles, the Committee then also makes any appropriate recommendation to the Board concerning Board Committee assignments.

HOW ARE DIRECTORS COMPENSATED?

Cash. Directors who are not our employees receive an annual retainer of $35,000, and a meeting fee of $2,000 for each Board meeting and $1,000 for each Committee meeting they attend. The Committee meeting fee is only $500 for a Committee meeting held in connection with a Board meeting. Committee chairpersons receive an additional annual retainer of $5,000.

Directors do not receive fees for the execution of written consents in lieu of Board or Committee meetings. We reimburse directors for travel, lodging and meal expenses when they travel to meetings.

Directors may elect to defer receipt of some or all cash directors' fees. Deferred accounts are credited, at the director's election, with either phantom units for our common stock, or with interest at rates representative of market rates. Deferred accounts are unfunded and are paid out in shares of common stock, or cash for the interest rate option, in up to ten annual installments after the director leaves the Board. A grantor trust holds JP common stock equal to the phantom units in deferred fee accounts.

Stock Options. Non-employee directors receive non-discretionary stock option awards, each exercisable at the fair market value of JP common stock on the award date. All directors receive an annual option award for 5,000 shares on the first regular quarterly Board meeting date in each year through 2003, but the face value of the award (shares times exercise price) in future years may not grow by more than 8% per year compounded from the face value of the February 8, 1999 option. A new director immediately receives an option to purchase shares having a face value of $175,000. The first annual option is prorated for months served for a new director. The Non-Employee Directors' Stock Option Plan expires on March 31, 2003, unless earlier terminated.

STOCK OWNERSHIP

WHAT IS THE STOCK OWNERSHIP OF OUR DIRECTORS AND OFFICERS?

                                                                 SHARES
                                                              BENEFICIALLY
                                                                OWNED ON
                                                                MARCH 1,
NAME                                                           2000(1)(2)
--------------------------------------------------------------------------
Directors:
Edwin B. Borden.............................................      57,616
William H. Cunningham.......................................      39,024
Robert G. Greer.............................................      37,236
George W. Henderson, III....................................      36,576
E. S. Melvin................................................      51,334(2)
Kenneth C. Mlekush..........................................     263,699
William Porter Payne........................................      39,165
Patrick S. Pittard..........................................      16,079
Donald S. Russell, Jr.......................................      44,091
David A. Stonecipher........................................     986,952
Other officers named in compensation table:
Dennis R. Glass.............................................     219,539
John D. Hopkins.............................................     128,756
Theresa M. Stone............................................      34,030
Directors and executive officers as a group (14 persons)....   1,990,360

---------------

(1) The individuals have sole voting and investment power over the shares, except: Mr. Melvin: 172 shares are held by his wife; and Mr. Stonecipher:
     12,500 shares are held by his wife. Except as specifically indicated, the directors named in this note have no authority to vote these shares. The shares reported include shares held for each officer under our 401(k)/TeamShare plan, share equivalent units under the directors' fee deferral plan as follows: Mr. Borden, 1,430 shares; Mr. Cunningham, 738 shares; Mr. Henderson, 4,690 shares: Mr. Melvin, 5,071 shares; Mr. Payne, 635 shares; and Mr. Pittard, 1,385 shares; and the following shares which the individuals had the right to acquire within 60 days through the exercise of options: employee plan: Mr. Stonecipher, 870,416; Mr. Glass, 203,125; Mr. Hopkins, 117,291; Mr. Mlekush, 253,958 and Ms. Stone, 30,000;
     non-employee director plan: Messrs. Borden, Cunningham, Greer, Henderson, Melvin, Payne and Russell, 31,436 each; and Mr. Pittard, 12,500; and the group (both option plans), 1,707,342.
(2) None of the individuals reported beneficial ownership of more than 1% of the total shares outstanding. Mr. Melvin reported that the Foundation of which he is President and Chief Executive Officer owns 1,256,512 shares (1.2%), as to which Mr. Melvin disclaims beneficial ownership.

The following table shows the only shareholder who reported to the Securities and Exchange Commission beneficial ownership of more than 5% of our common stock as of December 31, 1999.

                                                              AMOUNT AND
                                                              NATURE OF       PERCENT
NAME AND ADDRESS                                              BENEFICIAL        OF
OF BENEFICIAL OWNER                                           OWNERSHIP        CLASS
-------------------------------------------------------------------------------------
Capital Research and Management Company                        6,800,000        6.5%
333 South Hope Street
Los Angeles, CA 90071

This shareholder is an investment advisor and reported that it has no voting power and sole dispositive power over the shares.

Section 16(a) Beneficial Ownership Reporting Compliance.

Jefferson-Pilot believes that all of our executive officers and directors complied for 1999 with all applicable stock ownership reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, except that Mr. Stonecipher inadvertently failed to include one 2,000 share open market purchase in his June 1999 Form 4, which subsequently was amended to report this purchase.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

What are the principles of Jefferson-Pilot's executive pay program?

The executive compensation program is based on guiding principles designed to align compensation with Jefferson Pilot's mission, business strategy and values. Building on this foundation, the executive compensation program is designed to retain and motivate the executive talent needed to maximize our return to shareholders. The program:

     - provides base compensation levels that are competitive with that provided in the various markets in which we compete for executive talent;

     - rewards executives for the achievement of specific corporate and unit earnings goals, as well as market related goals necessary to build shareholder value over the long term; and

     - creates earned share ownership opportunities to link executive and shareholder interests with a focus on maximizing long term shareholder value.

The Compensation Committee considers each of these principles, which are described in greater detail below, as it implements the program.

How are competitive compensation levels determined?

The Committee establishes total compensation (base salary and incentive) targets for executives for expected levels of performance. We use published survey materials, proxy statement analyses and counsel with consultants to establish target compensation levels, including incentive compensation. Companies listed as the "Similarly Diversified Companies" in the Performance Graph are included in the compensation survey data, as are other companies. We use broad financial services and insurance industry surveys to determine competitive data, since executives may be recruited from or attracted to companies other than those included in the Graph. In general, we target total compensation at the second quartile (the 50 to 75 percent range) of the relevant marketplace for each executive's area of responsibility, such as life insurance or broadcasting. Actual total compensation of most of the Named Officers for 1999, including Mr. Stonecipher, fell within the second quartile of the relevant marketplace.

How are incentive and reward built into the compensation program?

Both the short and long term goals described below must be achieved for executives to earn competitive total compensation. Depending on position, between 50 and 75 percent of each executive officer's total targeted compensation is based upon performance. Performance related elements include annual bonus, as well as two forms of long term incentives under the Long Term Stock Incentive Plan: long term incentive compensation plan (LTIP) payouts, and stock options. LTIP was designed in combination with the expected value of stock option grants so as to make available competitive and performance-related long term incentive opportunities.

Annual Bonus. The annual incentive compensation (bonus) plan is keyed to competitive annual incentive norms. Payments are based on the achievement of short term goals consisting of total reportable segment results (operating earnings) targets set for Jefferson Pilot and each line of business. Additional short term goals such as sales and growth in business may also affect a specific executive's incentive award. The short term goals are developed based on our annual budgets and operating plans. The weights accorded to the goals vary depending on the executive's position. For most executive officers, the 1999 bonuses reflected both good earnings growth and the extraordinary effort expended in the acquisition of Guarantee Life Insurance Company, as well as consideration of competitive market practices. The actual 1999 performance of Jefferson Pilot and of the Named Officers resulted in annual bonuses varying from 64% to 135% of base salary.

LTIP. LTIP payouts are based on cumulative growth in operating earnings per share (EPS). Participants are eligible for a payment each year, contingent upon the Corporation's achieving specified levels of compound growth rate in the cumulative operating earnings per share (CGR) during the prior three years. Payouts are expressed as a percentage (which varies according to the participant and the level of CGR achieved) of each participant's salary during the last year of the three year measurement period. No LTIP payments will be made if the three year CGR is less than 50% of the targeted CGR. Payouts for Mr. Stonecipher are based on a percentage that is 33% greater than the percentage for other LTIP participants due to differences in competitive practice for the Chief Executive Officer position versus that for other executive officers. Further details are provided with the Long Term Incentive Plans table on page 12.

Stock Options. Stock option awards are made in amounts that, when combined with long term incentives under the LTIP program, are designed to provide total long term incentive compensation that is competitive with other large insurance companies, based on data from industry surveys. Actual gains from stock options depend upon stock price increases from the fair market value at the time of grant. The Compensation Committee does not consider levels of share ownership or past option grants in making current stock option awards as it desires to continually reinforce the goal of stock price improvement.

Some of the stock options awarded to executive officers were granted pursuant to employment agreements, which are described on page 13.

Are these plans designed to build equity ownership?

We expect sustained ownership of Jefferson-Pilot stock by our executives upon shares being earned through performance. Half of the LTIP value earned is delivered in common shares. In the recent payout based on the three year CGR through 1999, an aggregate of 10,604 shares were delivered to four executive officers. We further strengthen the direct link between shareholders and executives by using stock options as an important incentive vehicle. We establish expectations informally regarding executives' continued ownership of our shares during their employment.

What was the Chief Executive Officer's compensation for 1999?

Mr. Stonecipher's salary for 1999 reflected a 3% increase over his 1998 salary. Under his September 1997 employment agreement, Mr. Stonecipher's bonus for 1999 was determined under an arrangement based on growth in operating EPS, and the Committee also awarded Mr. Stonecipher an additional discretionary amount in recognition of his exemplary performance. In 1999, operating EPS increased 13.3% compared with 1998. In addition, under this agreement, Mr. Stonecipher participates in LTIP and received a payout in early 2000 based on achievement of CGR above the LTIP maximum over the three year period 1997-99. In February 1999 he received a stock option to purchase 125,000 shares at the fair market value on the award date.

Is all compensation tax deductible?

The Compensation Committee has taken steps to minimize any compensation that would be non-deductible under Section 162(m) of the Internal Revenue Code. A large majority of Mr. Stonecipher's bonus for 1999 was deductible because it was calculated under the shareholder approved bonus arrangement contained in his 1997 employment agreement. In the event that any material amount might potentially not be deductible under Section 162(m), the Committee will consider what actions, if any, should be taken to seek to make such compensation deductible without compromising its ability to motivate and reward excellent performance.

                              COMPENSATION COMMITTEE

                              E. S. Melvin, Chairman
                              William C. Cunningham
                              Patrick S. Pittard

                                     ********

This table summarizes compensation for our chief executive officer, and for the four other executive officers who were the highest paid for 1999 (Named Officers).

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                        COMPENSATION
                                                                    ---------------------
                                                                    AWARDS(1)     PAYOUTS
                                                                    ----------    -------
                                             ANNUAL COMPENSATION    SECURITIES     LTIP      ALL OTHER
                                            ---------------------   UNDERLYING    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)    OPTIONS(#)    ($)(2)       ($)(3)
--------------------------------------------------------------------------------------------------------
David A. Stonecipher...............  1999    964,100    1,300,000    125,000      578,460       5,168
Chairman, President and              1998    936,000    1,029,600    270,000(4)   561,600       4,640
Chief Executive Officer              1997    900,000      965,656    330,000(4)   540,000       7,024
Kenneth C. Mlekush.................  1999    478,400      500,000     40,000      215,280       3,824
Executive Vice President             1998    456,539      300,000     37,500      207,000       3,624
                                     1997    400,000      250,000     45,000      180,000       7,214
Dennis R. Glass....................  1999    398,846      325,000     30,000      180,000       5,209
Executive Vice President and         1998    375,000      200,000     30,000      168,750       4,217
Treasurer                            1997    350,000      200,000     45,000      157,500       3,518
Theresa M. Stone(5)................  1999    378,560      275,000     30,000      170,352       7,265
Executive Vice President;            1998    364,000      250,000     30,000      163,800       7,360
President of Jefferson-Pilot         1997    225,000      100,000         --       78,750      10,000
Communications Company
John D. Hopkins....................  1999    351,520      225,000     20,000           --       4,576
Executive Vice President             1998    338,000      180,000     22,500           --       5,248
and General Counsel                  1997    325,000      160,000     25,000           --       5,622

---------------

(1) None of the Named Officers have been granted any stock appreciation rights or restricted stock awards.
(2)  We made LTIP payouts 50% in shares of our common stock and 50% in cash.
(3) Consist of Company matching and gain sharing contributions to the 401(k)/TeamShare Plan, and a portion of gain sharing paid in cash to all employees.
(4) Include 150,000 share option awards in each of September 1997 and January 1998 under Mr. Stonecipher's September 1997 employment agreement.
(5) Ms. Stone became an executive officer in mid-1997 in connection with an acquisition.

LONG TERM STOCK INCENTIVE PLAN

This plan provides long term incentives, based on Jefferson Pilot common stock and on growth in operating earnings per share (EPS), to employees who may influence our long term performance. Key features of the plan include stock options and long term incentive awards (LTIP). The option price may not be less than 100% of the fair market value of the stock on the award date. The following table shows options awarded by the Compensation Committee in 1999 to the Named Officers.

The price of the common stock must go up in order for optionees to realize any gain. As the stock price increases, all shareholders benefit proportionately.

                           OPTION GRANTS DURING 1999

                                                         PERCENT OF
                                            NUMBER OF      TOTAL
                                            SECURITIES    OPTIONS                               GRANT DATE
                                            UNDERLYING   GRANTED TO                            PRESENT VALUE
                                             OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION   (BLACK-SCHOLES)
NAME                                        GRANTED(#)    IN 1999     PRICE($)      DATE          ($)(1)
-------------------------------------------------------------------------------------------------------------
David A. Stonecipher......................   125,000        14.1%      69.25      2/08/09        2,360,000
Kenneth C. Mlekush........................    40,000         4.5%      69.25      2/08/09          705,200
Dennis R. Glass...........................    30,000         3.4%      69.25      2/08/09          548,700
Theresa M. Stone..........................    30,000         3.4%      69.25      2/08/09          548,700
John D. Hopkins...........................    20,000         2.3%      69.25      2/08/09          352,600

---------------

(1) We calculated the present values through standard application of the Black-Scholes pricing model. We used the following assumptions: options are exercised at the end of their ten year term or earlier expiration following retirement; interest rates are based on U.S. Treasury Strips available on the grant date and maturing when the option expires; volatility is based on the average daily closing market prices for December 1991 through December 1999; and the average annual dividend growth rate approximates 10%. The actual value an officer receives from a stock option depends on future market conditions. It may be more or less than the present value shown. In addition, the value shown does not take into account the general nontransferability of the options. The options generally become exercisable in one third increments over three years, or upon earlier death, disability, retirement, termination of employment after completion of the term of an employment agreement, or a change in control.

The following table shows stock option exercises during 1999 and the year-end value of unexercised options.

                      AGGREGATED OPTION EXERCISES IN 1999
                      AND DECEMBER 31, 1999 OPTION VALUES

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                            SHARES                      OPTIONS AT 12-31-99(#)            AT 12-31-99($)
                          ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                      EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
David A. Stonecipher....        --              --      728,750        465,000      25,347,186      6,476,252
Kenneth C. Mlekush......        --              --      213,125         80,000       8,193,750        801,251
Dennis R. Glass.........    20,000         931,729      168,125         65,000       6,008,821        730,001
Theresa M. Stone........        --              --       10,000         50,000         142,500        285,000
John D. Hopkins.........    22,500       1,051,565       90,625         47,500       2,747,918        584,584

The following table and notes provide information with respect to LTIP.

                           LONG TERM INCENTIVE PLANS

                                                                                ESTIMATED FUTURE PAYOUTS
                                                               PERFORMANCE          UNDER NON-STOCK-
                                                                OR OTHER            PRICE-BASED PLANS
                                          NUMBER OF SHARES,   PERIOD UNTIL    -----------------------------
                                           UNITS OR OTHER     MATURATION OR   THRESHOLD   TARGET    MAXIMUM
NAME                                        RIGHTS(#)(1)        PAYOUT(2)      ($)(3)     ($)(3)    ($)(3)
-----------------------------------------------------------------------------------------------------------
David A. Stonecipher....................           --           1999-2001      200,533    401,066   601,598
Kenneth C. Mlekush......................           --           1999-2001       74,630    149,261   223,891
Dennis R. Glass.........................           --           1999-2001       62,400    124,800   187,200
Theresa M. Stone........................           --           1999-2001       59,055    118,111   177,166
John D. Hopkins.........................           --           1999-2001           --         --        --

---------------

(1) LTIP does not provide for awards of shares, units or other rights representing the right to receive compensation. LTIP provides for payouts based on the compound growth rate (CGR) in cumulative operating earnings per share during the three year measurement period. Payouts, if any, are in a 50/50 ratio of cash and JP common stock valued at the fair market value on the payment date.
(2) Table amounts reflect current (2000) annual salary. Actual payments, if any, will be calculated as a percentage (which varies according to the participant and the level of CGR achieved) of salary during the last year in the period.
(3) Payouts are contingent upon achieving specified levels of CGR, and service to the end of the three year measurement period. The target amount will be payable if the targeted CGR is achieved. The threshold amount will be payable if 50% of the targeted CGR is achieved; below 50% no payout will be made. The maximum amount will be payable if 150% or more of the targeted CGR is achieved.

RETIREMENT PLANS

We provide executive retirement benefits under both a tax qualified plan and a nonqualified supplemental benefit plan. The table includes benefits under both plans.

                               PENSION PLAN TABLE

                                                                     YEARS OF SERVICE
                                                          --------------------------------------
                                                                                       20 YEARS
FINAL AVERAGE EARNINGS                                    10 YEARS      15 YEARS       OR MORE
------------------------------------------------------------------------------------------------
$  300,000..............................................  $ 75,000      $112,000      $  150,000
$  600,000..............................................  $150,000      $225,000      $  300,000
$  900,000..............................................  $225,000      $337,500      $  450,000
$1,200,000..............................................  $300,000      $450,000      $  600,000
$1,500,000..............................................  $375,000      $562,500      $  750,000
$1,800,000..............................................  $450,000      $675,000      $  900,000
$2,100,000..............................................  $525,000      $787,500      $1,050,000

The table illustrates straight life annuity benefits that would be payable annually upon normal retirement at age 65 on January 1, 2000. Benefits are not subject to offset for Social Security payments, but are reduced for early retirement.

For purposes of this table, covered compensation consists of the amounts disclosed in the Summary Compensation Table as salary and bonus. The credited years of service for the Named Officers are: Mr. Stonecipher, 7 years; Mr. Mlekush, 7 years; Mr. Glass, 6 years; Ms. Stone, 3 years; and Mr. Hopkins, 7 years.

Mr. Stonecipher is entitled to additional retirement benefits under his employment agreement.

DO THE NAMED OFFICERS HAVE EMPLOYMENT CONTRACTS?

On March 1, 1993, David A. Stonecipher became President and Chief Executive Officer of the Corporation under an employment agreement which was to expire on December 31, 1997. A new employment agreement with Mr. Stonecipher was signed effective September 15, 1997. It continues to provide for base salary, annual bonus, LTIP and additional retirement benefits, and also for stock options granted at fair market value for 300,000 shares, of which 150,000 were granted upon signing with vesting in one third increments over three years, and 150,000 were granted on January 6, 1998 with vesting on December 31, 2002. The Compensation Committee may review and increase his salary as appropriate. The annual bonus as a percent of base salary is determined in accordance with a formula based on growth in operating earnings per share over the prior years, with certain adjustments permitted. The Compensation Committee also may award a discretionary amount above the formula amount. This bonus arrangement was approved by shareholders in May 1999. Under the agreement, all prior stock option awards and the discretionary award of options for 1997 on 120,000 shares made in February 1998 are fully vested.

Mr. Stonecipher, currently age 58, is entitled to an annual retirement benefit at age 65 equal to 67% (reduced if he leaves earlier) of the average annual base salary and annual bonus for the highest three of his last five years of employment. This will be reduced by other retirement benefits received by Mr. Stonecipher from his former employer or under our retirement plans. A death benefit is payable if he dies during employment, in an amount equal to the present value of his accrued retirement benefits. Mr. Stonecipher may elect that all or part of these retirement benefits and/or death benefit be paid as a single life annuity, as a lump sum and/or as payments in installments tracking the value of an S&P 500 Index Fund.

If Mr. Stonecipher's employment is terminated by the Corporation other than for good cause or if he resigns for good reason including following a change in control, he will: (1) receive a lump sum payment equal to (a) the base annual salary, and (b) 50% of the maximum bonus and LTIP payments, that he would have received for the lesser of three years or until December 31, 2002; (2) be fully vested in all stock options; and (3) become eligible for immediate retirement with benefits computed as if his employment had continued through December 31, 2002. If Mr. Stonecipher's employment is terminated by the Corporation for good cause or if he resigns following a demotion for good cause, items 1(a), 2 and 3 above will apply except that his January 6, 1998 stock option will be forfeited.

Messrs. Mlekush, Glass and Hopkins joined the Corporation in 1993 under three year employment agreements, which later were renewed for an additional three years but are no longer in effect. Ms. Stone joined the Company in 1997 as the result of an acquisition of life insurance companies, and a three year employment agreement became effective July 1, 1997 when she became President of Jefferson-Pilot Communications Company ("JPCC"). The agreement established her base salary and guaranteed a bonus for 1997, and also provides for LTIP.

Executive Change in Control Severance Plan. The Corporation has established a Plan providing for the payment of severance benefits to the Named Officers and certain other officers of the Company and its subsidiaries following a Change in Control as defined in the Plan. This would apply in the event of certain qualifying terminations of employment in connection with or within two years after the Change in Control. Terminations that will qualify for severance payments include a termination by the Company without "Cause" (as defined in the Plan) and a termination by the officer with "Good Reason" (as defined in the
Plan). Good Reason includes significant reductions in aggregate compensation and benefits.

If a qualifying termination occurs, the Plan provides for lump sum severance payments equal to two or three, as specified for each officer, times the sum of the Named Officer's annual base salary, annual bonus and, if eligible, LTIP. For other officers, the Plan provides for two or one years' compensation and benefits. An additional amount also would be paid to cover any applicable excise tax on all benefits received as the result of a Change in Control (whether or not under the Plan) and any income or employment taxes imposed on this excise tax payment, so that the net amount retained by the officer would equal the amount the officer would have received absent any such excise tax. The Plan also provides for certain other benefits including continued employee benefits coverage and early vesting of executive supplemental retirement benefits if termination follows a change in control.

The Corporation may amend or terminate the Plan or discontinue an officer's participation. However, it may only reduce or discontinue any officer's coverage or potential rights under the Plan after 12 months advance notice to any affected officer, and it cannot diminish protection for the two years after any Change in Control.

A plan covering lower level officers provides for a lump sum severance payment equal to up to one year's salary for any job elimination within two years after a Change in Control.

IS THE COMPENSATION COMMITTEE INDEPENDENT?

Directors Cunningham, Melvin and Pittard served as members of the Compensation Committee of the Board during all of 1999. Robert H. Spilman also served until he left the Board on May 3. None of them ever has been an officer or employee of the Corporation or any of its subsidiaries or has had any other significant relationship with Jefferson Pilot requiring disclosure under the proxy rules.

WHAT HAS BEEN OUR SHAREHOLDER RETURN?

The graph shows the total shareholder return (stock price appreciation plus reinvested dividends) for Jefferson Pilot's common stock compared to three indexes: the Standard & Poor's 500 Stock Index and two indexes of certain other similarly diversified life insurance companies. The graph assumes that you invested $100 in each on December 31, 1994.

              COMPARISON OF FIVE YEAR TOTAL RETURN TO SHAREHOLDERS

   AMONG JEFFERSON-PILOT CORPORATION, S&P 500 INDEX AND SIMILARLY DIVERSIFIED
                                   COMPANIES
[PERFORMANCE GRAPH]

                                                                                           NEW CUSTOM
                                          JEFFERSON-PILOT                               COMPOSITE INDEX        CUSTOM COMPOSITE
                                            CORPORATION             S & P 500             (10 STOCKS)          INDEX (8 STOCKS)
                                          ---------------           ---------           ---------------        ----------------
Dec-94                                          100                    100                    100                    100
Dec-95                                          139                    138                    142                    142
Dec-96                                          174                    169                    167                    167
Dec-97                                          244                    226                    247                    246
Dec-98                                          362                    290                    306                    295
Dec-99                                          335                    351                    266                    276

Each company is weighted according to its respective stock market capitalization at the beginning of each calendar quarter included in the graph or the calendar quarter indicated below.

The New Custom Composite Index consists of American General Corporation, American National Insurance Company, Hartford Life Inc. (Class A) (since 3Q97), Lincoln National Corporation, MONY Group Inc. (since 1Q99), Nationwide Financial Services Inc. (Class A) (since 2Q97), Protective Life Corporation, Provident Companies Inc. (Class B Common) (through 2Q99), ReliaStar Financial Corp. and Torchmark Corporation.

The Prior Custom Composite Index consists of 8 stocks used in prior years and includes seven of these companies, for Provident Companies Inc. (Class B Common) through 2Q99, and also includes The Liberty Corporation.

In the new index, Liberty has been deleted and Hartford, MONY and Nationwide have been added, to make the graph more representative of the current industry including competitors that have become stock companies through demutualization.

OTHER INFORMATION

WHO ARE THE INDEPENDENT PUBLIC ACCOUNTANTS?

Since 1996 Ernst & Young LLP (E&Y) has been the independent public accounting firm that audits our financial statements and those of our principal subsidiaries.

In 1999, E&Y also reviewed our major filings with the SEC, conducted due diligence reviews for acquisitions, provided actuarial assistance and evaluated the effects of various accounting and tax issues.

Our Board's Audit Committee reviews summaries of the audit and non-audit services provided by E&Y and the related fees.

Upon recommendation of the Audit Committee, our Board reappointed E&Y to audit the 2000 financial statements.

E&Y representatives will attend the annual meeting to make a statement, if they choose, and to answer questions you may have. E&Y representatives also have direct access to members of our Audit Committee and regularly attend most of this Committee's meetings.

WHAT ARE THE EXPENSES AND METHODS OF THIS PROXY SOLICITATION?

Jefferson Pilot pays the costs of soliciting proxies. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable costs of forwarding solicitation materials to beneficial owners of our stock.

We have retained Georgeson Shareholder Communications Inc. to perform various proxy advisory and solicitation services for a total estimated fee of $12,500, plus out-of-pocket expenses. In addition, our directors and employees may solicit proxies in person, by mail or by telephone or other electronic means.

DOES JEFFERSON-PILOT HAVE ANY CORPORATE GOVERNANCE PRINCIPLES?

We describe a portion of our Statement of Principles on page 5. Jefferson Pilot has complied with the Principles in all material respects. The Principles have not been modified, amended or waived in any respect since March 1997. The Principles are available upon request to our corporate secretary and will be available for review by shareholders at the meeting.

WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2001 ANNUAL MEETING?

We have scheduled Jefferson Pilot's 2001 annual meeting of shareholders for May 7, 2001. Any shareholder proposals to be included in our proxy statement for that meeting must be received by our corporate secretary by November 28, 2000.

The Corporation's Articles of Incorporation and/or By-Laws also require advance notice for any director nominations or any resolutions to be presented at a shareholders' meeting. Any shareholder entitled to vote at an annual meeting may nominate at that meeting one or more persons for election as directors, but only if written notice of the intent to make the nomination has been given to our corporate secretary at least 90 days before the meeting, which is February 6, 2001 for the 2001 annual meeting. Similar 90 day advance written notice to our secretary is required for any resolution to be presented at the meeting.

WILL ANY OTHER MATTERS BE PRESENTED?

The Board of Directors is not aware of any matter to be voted on at the meeting other than the election of directors. If any other matter requires a shareholder vote, the person or persons voting the proxies will vote, in accordance with their best judgment, in the interest of the Corporation.

By order of the Board of Directors

Robert A. Reed
Vice President and Secretary

                                     PROXY

                        [JEFFERSON PILOT FINANCIAL LOGO]


                           JEFFERSON-PILOT CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 1, 2000

The undersigned hereby constitute(s) and appoint(s) David A. Stonecipher, John
D. Hopkins and Robert A. Reed, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to vote all shares of stock of Jefferson-Pilot Corporation the undersigned is entitled to vote at the Annual Meeting of Shareholders of Jefferson-Pilot Corporation to be held on May 1, 2000, and at any adjournment thereof, upon the matters referred to in the Notice of Meeting and Proxy Statement for said meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED, OR IF NO CHOICE IS SPECIFIED, "FOR" THE PROPOSAL LISTED ON THE REVERSE SIDE. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.
                                                                     SEE REVERSE
          (IMPORTANT-TO BE SIGNED AND DATED ON REVERSE SIDE)             SIDE

                        [JEFFERSON PILOT FINANCIAL LOGO]

INSTRUCTIONS FOR VOTING YOUR PROXY

This proxy covers all Jefferson-Pilot Corporation shares you own in any of the following ways, if the registrations are identical:

   -  Shares held of record
   -  Shares in our Dividend Reinvestment Plan
   -  Shares in our JP TeamShare Plan
   -  Shares in our Agents' Retirement Plan
   -  Shares in the Guarantee Life Thrift Savings Plan and Trust

We are now offering shareholders three alternative ways of voting this proxy:

- BY TELEPHONE (using a touch tone telephone)    - THROUGH THE INTERNET (using a browser)    - BY MAIL (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

 TELEPHONE VOTING   Available only until 5:00 p.m. Eastern time on Friday,
April 28, 2000

   -  This method of voting is available for residents of the U.S. and Canada
   - On a touch tone telephone, call TOLL FREE 1-877-816-0834, 24 hours a day, 7 days a week
   -  You will be asked to enter ONLY the CONTROL NUMBER shown below
   -  Have your proxy card ready, then follow the prerecorded instructions
   -  Your vote will be confirmed and cast as you directed

 INTERNET VOTING    Available only until 5:00 p.m. Eastern time on Friday, April
28, 2000

   -  Visit the Internet voting Website at http://cybervote.georgeson.com
   - Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen
   -  You will incur only your usual Internet charges

 VOTING BY MAIL

   - Simply mark, sign and date your proxy card and return it in the postage-paid envelope

Our Annual Meeting of Shareholders will be held at 10:00 a.m. on May 1, 2000 at our offices at 100 North Greene Street, Greensboro, NC.

                      COMPANY NUMBER                     CONTROL NUMBER

                IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET,
                       PLEASE DO NOT MAIL YOUR PROXY CARD
                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

--------------------------------------------------------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL.

                 JEFFERSON-PILOT'S BOARD OF DIRECTORS RECOMMENDS
                     A VOTE "FOR" THE PROPOSAL LISTED BELOW.

  1. Election of four Class II Directors:              FOR      WITHHOLD
     Nominees:
         Edwin B. Borden, William H. Cunningham,       [ ]        [ ]
         E. S. Melvin and Donald S. Russell, Jr.                                  [ ]     I plan to attend the meeting.


  ---------------------------------------------                                   [ ]     See noted comments.
  FOR all listed nominees except as noted above


                                                                                  DATE:                                      , 2000
                                                                                        -------------------------------------

                                                                                  -------------------------------------------------

                                                                                  -------------------------------------------------
                                                                                  SIGNATURE(S)

                                                                                  IMPORTANT: Please sign exactly as your name(s)
                                                                                  appear(s) hereon. If you are acting as
                                                                                  attorney-in-fact, corporate officer or in a
                                                                                  fiduciary capacity, please indicate the capacity
                                                                                  in which you are signing.